Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Bernard H. Clineburg,
Tysons Corner, Virginia	Chairman, Chief Executive Officer
March 10, 2014	703-584-3400

Cardinal Financial Corporation

Completes Merger of Subsidiary Banks

Tysons Corner, VA. —(Business Wire)— Cardinal Financial Corporation (Nasdaq: CFNL) (“Cardinal”), announced today the completion of the merger of its subsidiary banks, Cardinal Bank and The Business Bank (“TBB”) effective March 7, 2014.  TBB merged with and into Cardinal Bank, with Cardinal Bank continuing as the sole bank subsidiary of Cardinal.  TBB was previously a subsidiary of United Financial Banking Companies, Inc. (“UFBC”) until Cardinal’s acquisition of UFBC effective January 16, 2014.

Cardinal Bank now has over $3.1 billion in total assets with 37 full service banking offices in Virginia, Maryland and the District of Columbia.

About Cardinal Financial Corporation

Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $2.9 billion at December 31, 2013, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 37 conveniently located banking offices. Cardinal also operates George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with 20 offices throughout the Washington Metropolitan region and Cardinal Wealth Services, Inc., a wealth management services company.  The Company’s stock is traded on the NASDAQ Global Select Market (CFNL). For additional information please visit Cardinal’s Web site at www.cardinalbank.com or call (703) 584-3400.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could” and other similar expressions are intended to identify such forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: (1) the business of Cardinal Bank and TBB may not be combined successfully, or such combination may be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which Cardinal is engaged; (5) the interest rate environment may further compress margins and adversely affect net interest income; (6) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (7) competition from other financial services companies in Cardinal’s markets could adversely affect operations; and (8) other risk factors detailed from time to time in filings made by Cardinal with the Securities and Exchange Commission.

Cardinal cautions that the foregoing list of factors is not exclusive.  All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to Cardinal or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.  Cardinal does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.